SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.

                             ----------------

                                 FORM 8-K


                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported:  August 29, 2001


                                VMIC, INC.
          (Exact name of Registrant as specified in its charter)


   DELAWARE                 0-25309                     63-0917261
(State of Other           (Commission               (I.R.S. Employer
Jurisdiction of           File Number)              Identification No.)
Incorporation)


12090 South Memorial Parkway
Huntsville, Alabama                                      35803-3308
(Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number, including area code  (256) 880-0444


                             NOT APPLICABLE
     (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS. As previously announced the Registrant entered into an Agreement and Plan of Merger dated as of July 3, 2001, as amended July 13, 2001 and as amended and restated July 20, 2001 (the "Merger Agreement"), with G.E. Fanuc Automation North America, Inc. ("G.E. Fanuc"), and Shandy Merger Corporation ("Shandy"), a wholly-owned subsidiary of G.E. Fanuc, providing for the merger of Shandy with and into Registrant (the "Merger"). On August 28, at a special meeting of the Registrant's stockholders (the "Special Meeting"), approximately 86.3 percent of the shares outstanding on the record date and 99.9 percent of the shares voted at the Special Meeting approved the adoption of the Merger Agreement, including ratification of the appointment of R. Gary Saliba as the stockholders' representative.

As previously announced G.E. Fanuc is assuming the outstanding debt of the Registrant and paying approximately $71.25 million, subject to certain adjustments, for 100% ownership of the Registrant. Upon consummation of the Merger, (i) the Registrant will become a wholly-owned subsidiary of G.E. Fanuc and (ii) each outstanding share of $0.10 par value per share common stock of the Registrant will be converted into cash.

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Merger Agreement, a copy of which was previously filed as Exhibit 2.2 to VMIC's Current Report on Form 8-K, dated July 23, 2001, and the Registrant's Proxy Statement which was previously filed with the Securities and Exchange Commission on August 7, 2001.

DISCLOSURE REGARDING FORWARD-LOOKING  STATEMENTS
This current report on Form 8-K contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There are certain factors that could cause results to differ materially from those anticipated by some of the statements in this Form 8-K. These factors include obtaining regulatory approval from the Department of the Treasury and the Registrant satisfying the terms and conditions set forth in the Merger Agreement.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


Dated:  August 29, 2001            VMIC, INC.

                               By:  /s/ Carroll E. Williams
                                    ________________________
                                        Carroll E. Williams
                                        President and Chief
                                        Executive Officer




                                       2